QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99(b)

CONSENT OF RBC DAIN RAUSCHER INC.

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Warren Bancorp, Inc. ("Warren"), dated August 8, 2002, and to be updated the date of the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Warren with and into Banknorth Group, Inc., as Annex II to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY — Warren's Financial Advisor Believes that the Merger Consideration is Fair to Warren Shareholders," and "— Our Board of Directors Recommends Approval of the Merger," and "THE MERGER — Background of the Merger," and "— Warren's Reasons for the Merger," and "— Opinion of Warren's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ RBC DAIN RAUSCHER INC., a member
company of RBC Capital Markets

Date: September 23, 2002

QuickLinks

  EXHIBIT 99(b)
CONSENT OF RBC DAIN RAUSCHER INC.